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                                                                     Exhibit 2.5

           AMENDMENT TO AND CANCELLATION OF ASSET PURCHASE AGREEMENT

          This AMENDMENT TO AND CANCELLATION OF ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of March 31, 2000, by and among Global MAINTECH Corporation, a Minnesota corporation ("GMC"), Global MAINTECH, Inc., a Minnesota corporation and wholly owned subsidiary of GMC ("GMI"), and Asset Sentinel, Inc., a Minnesota corporation, d/b/a ASI ("ASI").

          WHEREAS, the parties hereto entered into an Asset Purchase Agreement dated as of October 1, 1998 (the "Asset Purchase Agreement"), which provided, among other things, for a payment described therein as the Earn-Out; and

          WHEREAS, disputes have arisen as to the amount of the Earn-Out; and WHEREAS, the parties wish to resolve their disputes for the consideration described herein.

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:

          1.   Transfer Back of Assets.

          For one dollar ($1) and other good and valuable consideration the sufficiency of which is hereby acknowledged, GMI and GMC hereby agree to sell, grant, transfer, convey, assign and deliver to ASI, and ASI hereby agrees to purchase, as of March 31, 2000, all of GMI's and GMC's right, title and interest to the assets originally conveyed by ASI to GMI and GMC pursuant to the Asset Purchase Agreement, and described in Annex A to this Agreement.

          2.   Assumption of Liabilities.

          ASI shall, effective as of March 31, 2000, assume GMI's and GMC's liabilities to customers of the CERBERUS products, but only insofar as those liabilities relate to the sale of the CERBERUS products to those customers. ASI shall further assume any liability to Charles H. Smoot, Pierre Asancheyev, Lawrence Tivy and Howard Zumberge (the "CERBERUS staff")for any employment agreement those individuals have or may claim to have with GMI or GMC,provided, however, that ASI shall not be liable for any payroll or related obligations of any employee or independent contractor for services rendered on or before March
31, 2000.   ASI shall indemnify and hold harmless GMI for the liabilities assumed hereby.

          3.   Assumption of CERBERUS staff obligations.

          Effective as of March 31, 2000, ASI shall assume all of GMI's or GMC's future obligations to employ the CERBERUS staff.

          4.   Assumption of Product and Customer Support Obligations.

          ASI shall assume all of GMI's and/or GMC's obligations to provide product or customer support on the CERBERUS products to GMI's and/or GMC's customers of the CERBERUS products.

          5.   Payment by GMI and/or GMC.

          On the later of March 31, 2000 or the date hereof, GMI and GMC shall jointly pay ASI $40,000 by cashiers check. GMI and GMC shall jointly pay ASI an additional $30,000 by cashiers check on April 30, 2000.

          6.   Use of GMI's and GMC's facilities.
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          ASI shall continue to use the current office space currently being used for the CERBERUS product until such time as GMI and GMC in good faith need the office space for their own operations. ASI shall vacate the office space upon thirty days written notice to ASI of GMI's and/or GMC's good faith need for
the office space.   Notice shall be provided at the address and in the manner
described in Paragraph 8.5 of the Asset Purchase Agreement. During the time ASI uses said office space, GMI and GMC shall pay for all reasonable utilities and telephone service.

          7.   Contingent payment by ASI.

          If ASI is able to sell the assets transferred back pursuant to Paragraph 1 hereof for an amount in excess of $200,000, or if ASI is able to raise in excess of $200,000 in equity capital for its business, ASI shall pay GMC or its designee $70,000 at the closing of such sale or financing.

          8.   Cancellation of Asset Purchase Agreement.

          Except as expressly stated herein, all of the parties' other obligations under the Asset Purchase Agreement are hereby cancelled in total, and are null and void.

          9.   Release.

          The parties hereby release any and all claims they have or may have had against each other relating in any way to the Asset Purchase Agreement. Nothing herein shall, however, release any claims for failure to perform the obligations under this Agreement.

          10.  Representations and Warranties.

          The parties hereto incorporate by reference all of the representations and warranties in the Asset Purchase Agreement as though set forth fully herein. In addition, the parties mutually represent and warrant that:

                    a. they each have all requisite corporate power to execute and deliver this Agreement, and

                    b. the transaction described hereunder is fully authorized, and that the individual executing this Agreement is authorized by the entity on whose behalf he is executing this Agreement to do so.

     11.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflict of laws rules. Any dispute with regard to this Agreement shall be resolved in Hennepin County, Minnesota.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.


GLOBAL MAINTECH, INC


By /s/ Trent Wong
   ----------------------
   Trent Wong
   Chief Executive Officer


GLOBAL MAINTECH CORPORATION


By /s/ Trent Wong
   ----------------------
   Trent Wong
   Chief Executive Officer


ASSET SENTINEL, INC.


By /s/ Charles Smoot
   ----------------------
   Charles Smoot
   Chairman